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                                                                     Exhibit 4.5

                         HUTTIG BUILDING PRODUCTS, INC.
                           DEFERRED COMPENSATION PLAN

                                    ARTICLE I

                                  INTRODUCTION


1.1. Adoption and Purpose of the Plan. Upon the recommendation of the Organization and Compensation Committee of its Board of Directors, the Company has adopted the Huttig Building Products, Inc. Deferred Compensation Plan, effective as of January 1, 2002. The purpose of the Plan is to attract and retain competent management and other highly compensated employees by offering Eligible Employees flexible compensation opportunities, including:

     o allowing Participants to defer current pretax income and earn a tax-deferred rate of return on their deferred compensation in order to save for retirement and for shorter periods of time for purposes other than retirement; and
     o replacing matching contributions from the Company that are not available under limitations on Participants' deferrals under Huttig's 401(k) Plan.

The Plan shall not constitute a "qualified plan" subject to the limitations of
Section 401(a) of the Code, nor shall it constitute a "funded plan," for purposes of such requirements. The Plan shall be exempt from the participation and vesting requirements of Part 2 of Title I of ERISA, the funding requirements of Part 3 of Title I of ERISA, and the fiduciary requirements of Part 4 of Title I of ERISA by reason of the exclusions afforded plans which are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

                                   ARTICLE II

                          DEFINITIONS AND CONSTRUCTION


2.1 Definitions. The following words and phrases shall have the meaning set forth below, unless a different meaning is required by the context in which the word or phrase is used.

     (a) ACCOUNT shall mean one or more bookkeeping accounts, established in accordance with Article IV hereof, to which a Participant's Deferred Compensation and any Matching Contributions are credited, together with any earnings thereon.

     (b) AFFILIATE shall mean (i) a corporation that is a member of a controlled group of corporations (as determined pursuant to Section 414(b) of the Code) which includes the Company and (ii) a trade or business (whether or not incorporated) which is under common control (as determined pursuant to Section 414(c) of the Code) of the Company.



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     (c)  BENEFICIARY shall mean the person or persons designated by the
          Participant in a written instrument filed with the Committee to receive payment of the Participant's Account upon the death of the Participant.

     (d)  BOARD shall mean the Board of Directors of the Company.

     (e)  CLAIMANT shall have the meaning set forth in Section 8.3 hereof.

     (f)  CODE shall mean the Internal Revenue Code of 1986, as amended.

     (g) COMMITTEE shall mean the individual or individuals designated by the Company to administer the Plan in accordance with Article VIII hereof. If at any time no Committee shall be in office, the functions of the Committee specified in the Plan shall be exercised by the Board.

     (h) COMMON STOCK shall mean the Common Stock, par value $.01 per share, of the Company.

     (i) COMPANY shall mean Huttig Building Products, Inc., a Delaware corporation, and any Affiliate, unless the context requires otherwise.

     (j) COMPENSATION shall, for any period, mean such amount as the Committee may designate (which may be different amounts for different purposes under the Plan) and determine to be properly deferrable under the Plan.

     (k) DEFERRAL ELECTION shall mean the agreement between the Company and an Eligible Employee pursuant to which the Eligible Employee consents to participation and the deferral of Compensation hereunder, and designates the amount of Compensation to be deferred.

     (l) DEFERRAL ELECTION DEADLINE shall mean the date the Committee designates by Rule as the last date an Eligible Employee may file a Deferral Election with the Committee for the next succeeding Plan Year or such period as the Committee may designate.

     (m) DEFERRED COMPENSATION shall mean the Compensation elected by the Participant to be deferred pursuant to the Plan.

     (n) ELIGIBLE EMPLOYEE shall mean an Employee of the Company whom the Committee designates as eligible to participate in the Plan. Notwithstanding the foregoing, the Committee shall permit only a select group of management or highly compensated employees to be Eligible Employees.

     (o) EMPLOYEE shall mean any person employed as an employee by the Company and on the payroll of the Company. If a person's status as an employee is redetermined retroactively, such redetermination shall not affect participation in the Plan prior to the redetermination.

     (p) ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.


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     (q)  FAIR MARKET VALUE of a share of Common Stock shall mean the fair value thereof, determined under such Rules as the Committee may establish. Unless the Committee so establishes a different meaning, Fair Market Value of a share of Common Stock shall mean as of a particular date,
          (i) if shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported,
          (ii) if shares of Common Stock are not so listed but are quoted on the Nasdaq National Market, the closing sales price per share of Common Stock reported by the Nasdaq National Market on that date, or, if there shall have been no such sales reported on that date, on the last preceding date on which such a sale was so reported or (iii) if the Common Stock is not so listed or quoted but is traded in the over-the-counter market, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the Nasdaq Stock Market, or, if not reported by the Nasdaq Stock Market, by the National Quotations Bureau Incorporated.

     (r) FUNDS shall mean one or more of the mutual funds, investment portfolios or contracts selected by the Committee.

     (s) HUTTIG 401(K) PLAN shall mean the Huttig Building Products, Inc. Savings and Profit Sharing Plan, effective as of December 16, 1999, as the same may be amended from time to time and intended to constitute a cash or deferred plan in accordance with the provisions of Section 401(k) of the Code.

     (t) PARTICIPANT shall mean each Eligible Employee who has properly completed and filed a Deferral Election with the Committee.

     (u) PERMANENT DISABILITY shall have the meaning given to such term in the Huttig 401(k) Plan.

     (v) PLAN shall mean this Huttig Building Products, Inc. Deferred Compensation Plan, as amended from time to time.

     (w) PLAN YEAR shall mean the period beginning January 1, 2002 and ending December 31, 2002, and thereafter the calendar year or such other period as the Committee may designate by Rule.

     (x) PRE-RETIREMENT ACCOUNT shall mean the Account or Accounts to which a Participant elects to contribute Deferred Compensation and from which, pursuant to Section 5.1, distributions are made.

     (y) RETIREMENT shall mean a Participant's termination of employment with the Company on or after age 55.

     (z) RETIREMENT ACCOUNT shall mean the Account to which a Participant elects to contribute Deferred Compensation and to which Company matching contributions are made, and from which, pursuant to
          Section 5.1, distributions are made.


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          (aa) RULE shall mean a determination, regulation, standard, or rule of general applicability made by the Committee or the Board.

2.2 Construction. If any provision of the Plan or any Rule is determined to be for any reason invalid or unenforceable, the remaining provisions of the Plan and the remaining Rules shall continue in full force and effect. All of the provisions of the Plan and the Rules hereunder shall be construed and enforced in accordance with the laws of the State of Delaware (other than its laws regarding choice of laws) and shall be administered according to the laws of such state, except as otherwise required by ERISA, the Code or other applicable federal law. The masculine gender, where appearing in the Plan or the Rules, shall include the feminine gender, and vice versa. The terms "delivered to the Committee" and "filed with the Committee," as used in the Plan or the Rules, shall include, respectively, delivery to and filing with a person or persons designated by the Committee for the disbursement and the receipt of administrative forms. Headings and subheadings in the Plan or the Rules are for the purpose of reference only and are not to be considered in the construction of the Plan or the Rules.



                                   ARTICLE III

                            PARTICIPATION AND VESTING



3.1 Eligibility and Participation. An Eligible Employee who properly completes and files with the Committee a Deferral Election pursuant to which a portion of his Compensation is deferred under the Plan shall become a Participant. A Participant shall remain a Participant with respect to his existing Account until his entire Account under the Plan is extinguished, through distribution or otherwise; provided, however, that a Participant's Deferral Election shall be effective for only the Plan Year for which it was filed and shall expire on the last day of such Plan Year for which the Participant is not an Eligible Employee.

3.2 Ceasing to be an Eligible Employee. Status as an Eligible Employee will be re-determined from time to time, at least annually. If an Eligible Employee desires to participate during the next succeeding Plan Year, he must file a new Deferral Election for such Plan Year by the Deferral Election Deadline. If an individual ceases for any reason to be an Eligible Employee, through termination of employment or otherwise, his Deferral Election shall forthwith terminate, and he shall not again become eligible to make a Deferral Election until he again becomes an Eligible Employee.

3.3 Vesting. A Participant shall be 100% vested at all times in his Account balances representing Deferred Compensation and earnings, interest and losses thereon. A Participant shall become vested in his Account balances representing Company matching contributions that may be credited to a Participant's account under Section 4.4 hereof in accordance with the following schedule:


                        Years of Service           Vested Interest
                        ----------------           ---------------
                  Less than 1 year                      None
                  1 year but fewer than 2                 20%
                  2 years but fewer than 3                40%
                  3 years but fewer than 4                60%
                  4 years but fewer than 5                80%

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

                  5 years or more                        100%

Years of service for vesting purposes hereunder shall be determined in accordance with the provisions of the Huttig 401(k) Plan. However, a Participant will become 100% vested, regardless of years of service, if he suffers a Permanent Disability, reaches age 65, or dies while actively employed.


                                   ARTICLE IV

        DEFERRAL ELECTIONS, CREDITING OF ACCOUNTS, COMPANY CONTRIBUTIONS



4.1 Deferral Elections. Each Eligible Employee shall be provided an opportunity to make a Deferral Election with respect to such portion of his Compensation as the Committee designates by Rule. The Committee may require or permit separate Deferral Elections to be made with respect to different elements of Compensation, and may provide that Deferral Elections shall be subject to minimum and maximum limitations on the amount deferred; provided, however, that a Participant may not defer more than fifty percent (50%) of his salary, commission or bonus for any Play Year. Deferral Elections for a Plan Year shall be filed with the Committee no earlier than the date permitted by the Committee, and no later than the Deferral Election Deadline. Deferral Elections for a Plan Year shall become irrevocable at such time as the Committee may designate by Rule. A Participant may elect to terminate his Deferral Election and discontinue all deferrals for the remainder of the Play Year by submitting such instruction in writing to the Committee and such instruction shall take effect in accordance with Rules established by the Committee. Unless the Committee determines otherwise, a Participant's Deferral Election shall automatically terminate upon the earlier to occur of (i) the end of the Plan Year for which it was filed,
(iii) his termination of employment, or (iii) the date on which the Participant begins to receive payments under the Company's long-term disability plan then in effect. The Committee shall determine the form and manner of filing the Deferral Election and any instruction to terminate the same, which shall be by such means as the Committee shall require or permit, including, but not limited to traditional writing or electronic means.

4.2 Participant Accounts. Pursuant to each Participant's Deferral Election, there shall be established a Retirement Account and up to four Pre-retirement Accounts, as designated by the Participant, to which there shall be credited any Deferred Compensation. The amounts deferred in accordance with the Participant's Deferral Election shall be credited to the Participant's Account(s) on the regular compensation payment dates that such amounts would otherwise have been paid as current cash compensation had there been no deferral. Subject to limitations applicable to Account balances invested in Common Stock as may be determined by the Committee, Participants may be able to rebalance their accumulated Account balances among the Funds available for deferral of Compensation under the Plan. Establishment and maintenance of Accounts hereunder shall not be construed as giving any person any interest in assets of the Company, or a right to payment other than as provided hereunder. An Account shall be maintained until all amounts credited to such Account have been withdrawn, distributed, forfeited, or otherwise extinguished in accordance with the terms and provisions of this Plan.


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 4.3 Hypothetical Investments; Rates of Return. Each Participant's Account shall be credited with a number of hypothetical shares of one or more Funds made available by the Committee and elected by the Participant in his Deferral Election with regard to his Deferred Compensation. The number of such hypothetical shares shall be determined by dividing the cash amount directed to each Fund by the net asset value of such Fund. Earnings and/or losses on Account balances shall be determined as though such balances had actually been invested in the Funds selected by the Participant, on the basis of actual earnings or losses of those Funds, whether or not the Company invests any assets in any actual investment funds. The Committee may approve, as a hypothetical investment option for a Participant's Deferred Compensation, shares of Common Stock, and credits for all Company matching contributions shall be deemed to be invested, in shares of Common Stock. The number of such shares shall be determined by dividing the amount of the Participant's Deferred Compensation and/or the Company's matching contribution invested or credited in Common Stock by the Fair Market Value of the Common Stock on the date such Deferred Compensation or matching contributions are credited to his Account.

4.4 Company Contributions. The Company shall credit each Participant's Retirement Account with a matching contribution equal to (a) 50% of the Participant's Deferred Compensation (regardless of whether such Deferred Compensation is credited to his Retirement Account or to his Pre-retirement Account), up to a maximum of 3% of such Participant's total Compensation, less
(b) the Matching Contributions (as such term is defined in the Huttig 401(k)
Plan) credited to the Participant under the Huttig 401(k) Plan. Account balances representing Company matching contributions credited under the Plan may not be transferred into any other Funds available under the Plan, except that a Qualified Participant (as such term is defined in the Huttig 401(k) Plan) shall be permitted to reallocate twenty-five percent (25%) of his Account balance representing Company matching contributions, to the extent such percentage exceeds the amount transferred or distributed pursuant to a prior election under this Section, within ninety (90) days after the last day of each Plan Year during the Participant's Qualified Election Period (as such term is defined in the Huttig 401(k) Plan). Within ninety (90) days after the close of the last Plan Year in the Participant's Qualified Election Period, fifty percent (50%) shall be substituted for the twenty-five percent (25%) figure in the preceding sentence. The Participant's direction shall be provided to the Committee in writing and shall be effective no later than one-hundred and eighty (180) days after the close of the Plan Year to which the direction applies. The amount transferred pursuant to a Qualified Participant's election shall be invested in accordance with the Participant's election no later than ninety (90) days after the last day of the period during which the election can be made.


4.5. Excess Deferrals Under Huttig 401(k) Plan. The Committee, at its discretion, may allow for the deferral under the Plan of any excess of the amount of a Participant's elected deferral under the Huttig 401(k) Plan over the maximum actual deferral permitted thereunder.



                                    ARTICLE V

                            DISTRIBUTION OF BENEFITS



5.1 Time and Form of Distribution. As specified on his Deferral Election, a Participant shall elect the timing and form of distribution of his Account, subject to such limitations and

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exceptions as the Committee may, by Rule, require or permit. The Committee may, by Rule, change the timing and forms of payment available hereunder.

5.2 Changes in Distribution Options. A Participant may change the previously elected form of distribution only upon such terms and conditions as the Committee may establish by Rule.

5.3 Early Distributions. The Committee, in its sole discretion and upon application of a Participant and a showing of "good cause" (as defined by Rule adopted by the Committee), may direct premature distribution of part or all of a Participant's vested Account balances either during employment or after employment terminates, on such basis and with such penalties as the Committee may require.

5.4 Committee Discretion to Distribute. The Committee may establish Rules requiring distribution of all or any part of a Participant's Account to be made earlier or later than the time elected by the Participant pursuant to Section 5.1, 5.2, or 5.3.

5.5 Form of Payment. All benefits under the Plan shall be paid by negotiable check or other cash equivalent from the trust (if any) or other general funds of the Company, or, if the Committee so designates, in the form of a fully paid insurance or annuity contract or, subject to the limitations of Section 11.1, in shares of Common Stock, valued at their Fair Market Value at the time of payment.

5.6. Death of a Participant. In the event of the death of a Participant prior to distribution of all amounts otherwise payable to the Participant hereunder, the Participant's Beneficiary or Beneficiaries shall be entitled to distribution of all vested amounts credited to the Participant's Account(s), in such form and at such time(s) as the Committee may designate by Rule. Each Participant may designate a Beneficiary or Beneficiaries to receive payment of his benefits under the Plan in the event of his death, and may revoke or change such designation, in accordance with such procedures as the Committee shall establish. Unless the Committee otherwise provides, a Participant may revoke his designation of Beneficiary (without the consent of any Beneficiary) and make a new designation of Beneficiary by filing a new form with the Committee. A properly completed and executed change in a designation of Beneficiary, unless the Committee provides to the contrary, shall take effect immediately upon being filed with the Committee during the Participant's lifetime. If upon a Participant's death no valid designation of Beneficiary is on file with the Committee, or if a Beneficiary dies before payments are completed and there are no living contingent or successive Beneficiaries, then, unless the Committee establishes a different Rule, any remaining payments under the Plan shall be made (1) to the Participant's surviving spouse, if any, or (2) if there is no surviving spouse, then to the Participant's estate.

5.7 Withholding. The Company shall have the right to deduct applicable taxes (including, but not limited to taxes under the Federal Insurance Contributions
Act) from amounts deferred pursuant to a Participant's Deferral Election and from any amounts payable hereunder to a Participant or Beneficiary and from amounts otherwise subject to any tax, and to withhold an appropriate amount of cash or a number of shares of Common Stock or a combination thereof for payment of taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of cash, shares of Common Stock, or other property theretofore owned by the Participant or Beneficiary.

5.8 Facility of Payment. In the event any distribution is payable under the Plan to a minor or other individual who is legally, physically or mentally incompetent to receive such payment, the Committee in its sole discretion shall pay such benefits to one or more of the following persons: (a) directly to such minor or other person; (b) to the legal guardian or conservator of such minor or other person; (c) to the spouse, parent, brother, sister, child or other relative of such minor or other person for the use of such minor or other person; or (d) to such other person as the Committee deems appropriate. The Committee shall not be required to see to the application of any distribution so made to any of such persons, but the receipt therefore shall be a full discharge of the liability of the Plan, the Committee, the Company, and the trustee (if any) to such minor or other person.

5.9 Waiver and Release. The Committee may condition the payment of some or all benefits hereunder on the Participant's entering into a binding release and waiver in such form as the Committee shall permit.



                                   ARTICLE VI

                               PAYMENT LIMITATIONS



6.1 Assignment. Except as the Committee may otherwise permit by Rule, no Participant or Beneficiary of a Participant shall have any right to assign, pledge, hypothecate, anticipate or in any way create a lien on any amounts payable hereunder. No amounts payable hereunder shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act, or by operation of law, or subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants and their Beneficiaries.



                                   ARTICLE VII

                              FUNDING AND EXPENSES



7.1 Funding. Benefits under the Plan shall be funded solely by the Company and its Affiliates. Benefits hereunder shall constitute an unfunded general obligation of the Company as employer of the Participant. In the event a Participant has been employed by more than one employer (i.e., the Company and one of its subsidiaries or successors), benefits hereunder shall constitute an unfunded general obligation of the Participant's most recent employer. All payments under the Plan shall be deemed made by the Company from general assets available to all unsecured creditors of the Company in the event of its insolvency. Each Participant has merely the status of a general unsecured creditor of the Company. Notwithstanding the foregoing, the Company may, but need not, create for purposes of the Plan a trust of the type commonly referred to as a "rabbi" trust, which may, but need not, be in substantial conformity to the terms of the model trust published by the Internal Revenue Service in Rev. Proc. 92-64 or any successor thereto. The Company may transfer assets to the trustee of such trust to hold and to make distributions under the Plan on behalf of the Company. The assets so held in trust shall remain the general assets of the Company, which is the grantor under the trust. The rights of Participants and their Beneficiaries under the Plan and the trust shall be exclusively unsecured contractual rights. No Participant or Beneficiary shall have any right, title or interest whatsoever in the trust. In its discretion, the Company may purchase life insurance insuring the lives of the Participants and may require the Participants to provide information necessary to obtain such life insurance.

7.2 Creditor Status. A Participant and his Beneficiary or Beneficiaries shall be general creditors of the Company with respect to the payment of any benefit under the Plan, unless such benefits are provided under a contract of insurance or an annuity contract that has been delivered to the Participant, in which case the Participant and his Beneficiary or Beneficiaries shall look to the insurance carrier or annuity provider for payment, and not to the Company or any Affiliate. The Company's or Affiliate's obligation for such benefit shall be discharged by the purchase and delivery of such annuity or insurance contract.

7.3 Expenses. The expenses of administering the Plan shall be borne by the Company.



                                  ARTICLE VIII

                                 ADMINISTRATION



8.1 Committee. Except for rights and powers expressly reserved to the Board or the Company, the Plan will be administered by the Committee. Members of the Committee may participate in the Plan, but no member of the Committee shall be entitled to make decisions that relate solely to his own participation.

8.2 Committee Powers. The Committee shall have the power and authority in its sole and absolute discretion:

     (a) to make and from time to time amend Rules by which the Plan will be implemented and administered from time to time, which Rules shall be binding on the Company and all Participants and their Beneficiaries, even though they may apply retroactively to Participants whose employment has terminated;

     (b) to construe and interpret the Plan, determine the application of the Plan to situations where such application is unclear or disputable, to resolve all questions arising under the Plan (including questions of fact) and make equitable adjustments for any mistakes or errors made in the administration of the Plan; provided that individual exceptions to Rules shall not be permitted;

     (c) to determine all questions arising in the administration of the Plan, including the power to determine the status of individuals as Eligible Employees, the rights of Participants and their Beneficiaries and the amount of their respective benefits and such determination, interpretation or other action shall be final and binding for all purposes and upon all persons;

     (d) to adopt, amend and rescind such rules (including Rules), regulations and forms as it may deem necessary for the proper and efficient administration of the Plan consistent with its purposes, which rules may permit case-by-case determinations;

     (e) to enforce and administer the Plan in accordance with its terms and the rules, regulations and forms it adopts; to appoint a plan administrator and to delegate to the plan administrator such administrative duties as the Committee shall deem appropriate;

     (f) to take such action and establish such procedures as it deems necessary or appropriate to coordinate deferrals and benefits under this Plan and any other plan;

     (g) to select, monitor and prospectively change the investment funds and rates of return to be credited under the Plan;

     (h) to take such action and establish such procedures as it deems necessary or appropriate to implement Participant elections and designations of investment funds and rates of return, and to coordinate the Company's actions, if any, taken to reduce or eliminate the Company's exposure to market fluctuations;

     (i)  to direct the appropriate person to make payments from the Plan;

     (j) to employ such counsel, auditors, actuaries, or other specialists (who may be counsel, auditors, actuaries or other specialists for the Company) and to engage such clerical or other services to the extent such services are not provided by the Company;

     (k) to maintain records concerning the Plan sufficient to prepare reports, returns and other information required by the Plan or by law, and to communicate the terms of the Plan and any material amendments thereto to the Eligible Employees and Participants;

     (l) to delegate such of its powers and authorities (including the power and authority to delegate) to such person or persons, with his, her, its or their consent, as the Committee may appoint; and

     (m) to do all other things the Committee deems necessary or desirable for the advantageous administration of the Plan and to make the Plan fully effective in accordance with its terms and intent.

8.3 Claims for Benefits. In the event that a Participant or Beneficiary claims to be eligible for benefits, or claims any rights hereunder (hereinafter a "Claimant"), he must complete and submit a written request for such benefit with the Committee setting forth his claim. The request must be made within sixty
(60) days of the date of vesting and must be addressed to the Committee, Huttig Building Products, Inc. at the Company's then principal place of business.

8.4 Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

     (a)  the specific reason or reasons for such denial;

     (b) the specific reference to pertinent provisions of the Plan on which such denial is based;

     (c) a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

     (d) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

     (e) the time limits for requesting a review under Section 8.5 and for review under Section 8.6 hereof.

8.5 Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Chief Executive Officer of the Company review the determination of the Committee. Such request must be addressed to the Chief Executive Officer, Huttig Building Products, Inc. at the Company's then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Chief Executive Officer. If the Claimant does not request a review of the Committee's determination by the Chief Executive Officer within such sixty (60) day period, he shall be barred and estopped from challenging the Committee's determination.

8.6 Review of Decision. Within sixty (60) days after the Chief Executive Officer's receipt of a request for review, he will review the Committee's determination. After considering all materials presented by the Claimant, the Chief Executive Officer will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Chief Executive Officer will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

8.7. Standard of Review. The Committee and the Chief Executive Officer shall possess and exercise discretionary authority to make determinations as to a Participant's eligibility for benefits and to construe the terms of the Plan. The determination of the Chief Executive Officer shall be final and non-reviewable unless found to be arbitrary and capricious by a court of competent review. Such determination shall be binding upon the Company and the Claimant.


8.8 Receipt and Release of Necessary Information. In implementing the terms of the Plan, the Committee may, without the consent of or notice to any person, release to or obtain from any other organization or person any information, with respect to any person, which the Committee deems to be necessary for such purposes. Any Participant or Beneficiary claiming benefits under the Plan shall furnish to the Committee such information as may be necessary to determine eligibility for and amount of benefit, as a condition of claiming and receiving such benefit.

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8.9 Overpayment and Underpayment of Benefits. The Committee may adopt, in its sole discretion, whatever rules, procedures and accounting practices are appropriate in providing for the collection of any overpayment of benefits. If a Participant or Beneficiary receives an underpayment of benefits, the Committee shall direct that immediate payment be made to make up for the underpayment. If an overpayment is made to a Participant or Beneficiary, for whatever reason, the Committee may, in its sole discretion, withhold payment of any further benefits under the Plan until the overpayment has been collected or may require repayment of benefits paid under the Plan without regard to further benefits to which the Participant or Beneficiary may be entitled.

8.10 Account Statements. In accordance with Rules established by the Committee, each Participant shall receive, at least quarterly, statements with respect to his Account(s).



                                   ARTICLE IX

                       OTHER BENEFIT PLANS OF THE COMPANY



9.1 Other Plans. Nothing contained in the Plan shall prevent a Participant prior to his death, or his Beneficiary after his death, from receiving, in addition to any payments provided for under the Plan, any payments provided for under any other plan or benefit program of the Company, or which would otherwise be payable or distributable to the Participant or Beneficiary under any plan or policy of the Company or otherwise. Nothing in the Plan shall be construed as preventing the Company or any Affiliate from establishing any other or different plans providing for current or deferred compensation for employees. Benefits provided under the Plan shall not constitute earnings or compensation for purposes of determining contributions or benefits under any other plan of the Company, unless specifically provided otherwise in such plan.



                                    ARTICLE X

                      AMENDMENT AND TERMINATION OF THE PLAN



10.1 Amendment and Termination. Except as otherwise provided in this Section 10.1, the Committee may amend or terminate the Plan at any time and in its sole discretion, by written resolution. Any such amendment or termination shall be binding on the Company and all Participants and their Beneficiaries, even though it may be retroactive and applicable to Participants whose employment by the Company has terminated. The Committee may amend any Rule at any time. However, no amendment or termination of the Plan and no amendment of a Rule shall adversely affect the right of a Participant to payment of a benefit to which the Participant would be entitled (then or thereafter) under the terms of the Plan if the Participant's employment terminated immediately before the adoption of such amendment or termination of the Plan or Rule, unless such amendment or termination of the Plan or amendment of the Rule, in the reasonable judgment of the Committee, is required to comply with applicable law or to preserve the tax treatment of benefits under the Plan for the Company or for the Participant, or is consented to by the affected Participant.

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Except for amendments necessary to comply with applicable law, no amendment of the Plan may be made without the approval of the Board if such amendment either
(a) materially increases the benefits accruing to Participants under the Plan or
(b) is made after the first event constituting a part of a change in control of the Company.

10.2 Continuation. The Company intends to continue the Plan indefinitely, but nevertheless assumes no contractual obligation beyond the promise to pay the benefits described in this Plan to its Employees.



                                   ARTICLE XI

                             SHARES OF COMMON STOCK



11.1 Shares Available for Issuance. Any shares of Common Stock that may be distributed to Participants in accordance with Article V hereof shall be limited to available shares that may be purchased in the open market or in private transactions or held as treasury shares and may not be authorized but unissued shares of Common Stock.

11.2 Adjustments in Event of Changes in Capitalization. In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, share dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange or reclassification of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common shareholders other than cash dividends, the number or kind of hypothetical shares or share equivalents that may be credited under the Plan shall be automatically adjusted so that the proportionate interest of the Participants shall be maintained as before the occurrence of such event. Such adjustment shall be conclusive and binding for all purposes of the Plan.




                                   ARTICLE XII

                                  MISCELLANEOUS



12.1 No Right to Continued Employment. Nothing contained in the Plan shall be construed as a contract of employment between the Company or any Affiliate and an employee, or as a right of any person to be continued in the employment of the Company or any Affiliate, or as a limitation of the right of the Company or an Affiliate to discharge any of its employees, with or without cause.

12.2 Indemnification. The Company hereby indemnifies each member of the Committee and each employee who is delegated responsibilities under the Plan against any and all liabilities and expenses, including attorney's fees, actually and reasonably incurred by them in connection with any threatened, pending or completed legal action or judicial or administrative proceeding to which they may be a party, or may be threatened to be made a party, by reason of membership on such Committee or due to a delegation of responsibilities, except with regard to any matters

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as to which they shall be adjudged in such action or proceeding to be liable for gross negligence or willful misconduct in connection therewith.

12.3 Successors. All obligations of the Company under the Plan shall be binding on any successor, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

12.4 No Fiduciary Relationship. Nothing contained in the Plan and no action taken pursuant to the provisions hereof shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Participant or any other person.

12.5 Risk of Loss. Each Participant agrees to assume all risk in connection with the value of his Accounts under the Plan.

12.6 Governing Law. The Plan shall be construed and administered in accordance with the laws of the State of Missouri (without regard to the principles of conflicts of law which might otherwise apply) to the extent not pre-empted by ERISA.


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